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                                                                    EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-4 of our report dated November 1, 1995, except as to the Dataquest acquisition discussed in Note 3, which is as of January 25, 1996 and the stock split discussed in Note 10, which is as of March 29, 1996, with respect to the consolidated statement of operations, of changes in stockholders' equity and of cash flows of Gartner Group, Inc. and its subsidiaries for the year ended September 30, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                                         PRICE WATERHOUSE LLP

Stamford, Connecticut
June 1, 1998